                                      -53-
                                                                EXHIBIT 10.1

                      [Letterhead of Marine Midland Bank]

May 15, 1996

Mr. William Gagliano
Four Corners Abstract
370 East Avenue
Rochester, New York 14607

         Re:  Waiver Request

Dear Bill,

We refer to that certain Revolving Credit and Term Loan Agreement (the "Agreement"), dated December 13, 1995, between Marine Midland Bank (the "Bank") and Four Corners Financial Corporation (the "Borrower"). Unless otherwise defined herein, the terms defined in the Agreement are used herein as therein defined.

The Borrower hereby requests that the Bank waive the following financial covenant for the period ending December 31, 1995:

     Current Ratio test: The ratio of current assets to current liabilities of not less than .85:1.

     Minimum Profit test: Borrower shall achieve a net profit before taxes of no less than $110,000.00.

     Debt Service Coverage test: The Borrower shall maintain a debt service coverage ratio (that being (i) the sum of net profit before tax plus depreciation divided by (ii) current maturities of long term debt) of not less than 1.75:1.

We understand that this waiver is effective only in this instance and for the purpose for which it is given. All other terms and conditions in the Agreement continue to remain in full force and effect. We further understand that no waiver of any single breach or default under this agreement shall be deemed a waiver of any other breach or default.

Kindly execute and return to the Bank, as soon as possible, an acknowledgement of this letter which will become effective upon the Bank's receipt of such acknowledgement.

By:/s/Rudolph J. Napodano               By:/s/ William Gagliano
  -----------------------                 ---------------------
     Rudolph J. Napodano V.P.                William Gagliano Exec. V.P.
     Marine Midland Bank                     Four Corners Financial Corporation